EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: March 13, 2007

Central Vermont Reports 2006 Year End and Fourth Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated 2006 earnings of $18.4 million, or $1.66 per diluted share of common stock. This compares to 2005 earnings of $6.3 million, or 48 cents per diluted share of common stock, which included a $21.8 million pre-tax charge to earnings, or 91 cents per diluted share of common stock, related to the 2005 Rate Order.

For the fourth quarter of 2006, CV reported consolidated earnings of $6.3 million, or 59 cents per diluted share of common stock. This compares to fourth-quarter 2005 earnings of $6.2 million, or 48 cents per diluted share of common stock.

Earnings from continuing operations were $18.1 million in 2006, or $1.64 per diluted share of common stock, and $6.0 million, or 57 cents per diluted share of common stock in the fourth quarter. This compares to earnings from continuing operations of $1.4 million in 2005, or 8 cents per diluted share of common stock, and $0.8 million, or 5 cents per diluted share of common stock, in the fourth quarter.

Earnings from discontinued operations are related to Catamount Energy Corporation ("Catamount"), which was sold in December 2005 as described in a separately captioned section below.

"We continue to make steady progress toward restoring the company's financial strength, supported by the Vermont Public Service Board's approval of our 4.07 percent rate increase, which became effective January 1, 2007," said CV President and CEO Bob Young.

"We believe that our long-term strategy to increase capital investments will result in improved service and reliability for customers and will drive earnings growth for our shareholders," he said.

Quarterly Performance Summary - 2006 versus 2005
Utility Business - continuing operations
Operating revenues decreased $1.0 million in the fourth quarter compared to 2005, as a result of less excess power available for resale and milder winter weather.

Purchased power costs decreased $8.9 million largely due to the high cost of replacement energy during the fourth-quarter 2005 scheduled refueling outage at the Vermont Yankee plant, with no comparable purchases for the same period in 2006.

Other operating costs decreased $0.3 million resulting from storm restoration costs that were higher in 2005 due to a major storm and lower fuel costs for some of our joint-owned generating units. These were partially offset by higher employee-related costs and bad debt expense associated with a customer bankruptcy in the fourth quarter of 2006.

Our equity investment in Vermont Transco LLC ("Transco"), a Vermont limited liability company, added $1.2 million pre-tax to fourth-quarter 2006 earnings. Transco was formed in June 2006 by Vermont Electric Power Company Inc. and its owners, including CV, for construction, maintenance and operation of transmission facilities in Vermont.

Year-To-Date Performance Summary - 2006 versus 2005
Utility Business - continuing operations
Operating revenues increased $14.4 million resulting from the sale of excess power into the wholesale energy market, partially offset by lower retail sales revenue due to milder weather compared to 2005 and a 2.75 percent rate reduction that began in April 2005. The excess power resulted primarily from CV's share of increased Vermont Yankee plant output including uprate power, increased deliveries under the long-term contract with Hydro-Quebec and increased output from independent power producers and CV's own hydro facilities. Additionally, 2005 operating revenues included a first-quarter $6.2 million 2005 Rate Order-required customer refund.

Purchased power costs decreased $2.2 million compared to 2005 as a result of fewer short-term purchases due to excess power from the sources described above, and the high cost of replacement energy for the fourth-quarter 2005 Vermont Yankee scheduled refueling outage. The reduction in short-term purchases was largely offset by the cost to purchase the excess power. Purchased power costs in 2005 also included first quarter 2005 Rate Order-required charges of $2.5 million.

Other operating costs decreased $7.0 million compared to 2005, which included first-quarter 2005 Rate Order-required charges of $10.7 million. The remaining $3.7 million increase included higher costs associated with employee benefits (pension, medical, long-term disability, and incentive and stock-based compensation), external audit fees, bad debt expense and other costs. These were partially offset by the favorable impact of regulatory amortizations that began in April 2005, lower transmission expense, and decreased reserves for estimated environmental remediation costs.

Our equity investment in Transco added $1.5 million pre-tax to 2006 earnings. Also, in 2005 an investment impairment and realized losses of $0.6 million pre-tax contributed favorably when comparing 2006 to 2005.

2005 Rate Order: The 2005 Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in the first quarter of 2005. The primary components of the charge included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from the termination of the power contract with Connecticut Valley Electric Company Inc. to reduce costs; 3) a customer refund for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments.

Income Taxes: Income taxes fluctuate with the level of pre-tax earnings in relation to permanent differences, tax credits, tax settlements and changes in valuation allowances for the periods. Taxes on income in 2005 reflect the effect of losses resulting from the 2005 Rate Order-required charges in the first quarter of 2005.

Non-utility Business - continuing operations
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") owns Eversant Corporation and owned Catamount until it was sold in December 2005. CRC's earnings were $0.8 million in 2006 and $0.1 million in 2005. The increase is primarily related to interest earned on cash proceeds from the Catamount sale.

Discontinued Operations - 2006 versus 2005
Earnings from discontinued operations were $0.3 million, or 2 cents per diluted share of common stock, for the fourth quarter and year end 2006. These earnings resulted from a true-up of federal income taxes related to the 2005 gain on the sale of Catamount. This compares to earnings from discontinued operations of $4.9 million in 2005, or 40 cents per diluted share of common stock, and $5.4 million, or 43 cents per diluted share of common stock, in the quarter. Both periods in 2005 included a $5.6 million after-tax gain on the Catamount sale.

2006 Stock Buyback
Earnings per share reflect the impact of the April 2006 stock buyback. CV purchased 2.2 million shares of its common stock for $22.50 per share using cash proceeds from the Dec. 20, 2005 sale of Catamount. The stock buyback decreased common shares outstanding by about 18 percent, resulting in a favorable impact of 22 cents per diluted common share for the year and 7 cents in the fourth quarter when comparing 2006 to 2005.

2007 Financial Guidance
As previously disclosed, CV anticipates 2007 earnings in the range of $1.60 to $1.70 per diluted share. As part of CV's 2006 rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return is capped at 10.75 percent for 2007, which equates to approximately $1.70 per diluted share.

Webcast
CV will host an earnings teleconference and webcast on March 14, 2007 beginning at 2 p.m. EST At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Year-end 2006 Central Vermont Public Service Earnings Conference Call" link on the company's homepage at www.cvps.com. An audio archive of the call will be available March 14 at approximately 4 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 66213152.

About CV
CV is Vermont's largest electric utility, serving more than 155,000 customers statewide. CV's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Reconciliations of Earnings per Diluted Share

Fourth-quarter 2006 vs. Fourth-quarter 2005:

2005 earnings per diluted share

Year-over-Year Effects on Earnings:
   Lower purchased power costs
   Higher equity in earnings from Transco
   Lower operating revenue
   Other variances
   Discontinued operations
   Impact of 2006 stock buyback
2006 Earnings per diluted share

$.48 .48 ..09 (.05) (.07) (.41) .07 $.59

Twelve months 2006 vs. twelve months 2005:

2005 earnings per diluted share

Year-over-Year Effects on Earnings:
   Higher resale revenue
   Higher equity in earnings from Transco
   Decrease in environmental reserves
   Higher CRC earnings
   Other variances (a)
   Lower retail sales (a)
   Higher employee-related costs
   Discontinued operations
   Net impact of first-quarter 2005 Rate Order charge
   Impact of 2006 stock buyback
2006 Earnings per diluted share

(a) Excludes 2005 Rate Order charges which is listed separately.

$.48 .60 ..10 ..09 ..06 (.03) (.17) (.22) (.38) ..91 .22 $1.66

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Utility Operating Data Retail sales (mWh)	581,672	590,536	2,284,465	2,300,102
Operating revenues: Retail sales Customer refund Resale sales Other operating revenue Total operating revenue	$68,031 - 14,556 1,992 $84,579	$68,284 - 15,175 2,085 $85,544	$264,772 - 53,149 7,817 $325,738	$267,992 (6,194) 41,457 8,104 $311,359
Operating expenses: Purchased power Other Income tax expense (benefit) Total operating expense	$42,799 32,706 2,397 $77,902	$51,692 32,999 (1,114) $83,577	$169,448 126,398 8,569 $304,415	$171,643 133,412 (2,264) $302,791
Net Income and Common Stock Income from continuing operations Income from discontinued operations Net Income Preferred stock dividend requirements Earnings available for common stock	$6,005 251 6,256 92 $6,164	$802 5,360 6,162 92 $6,070	$18,101 251 $18,352 368 $17,984	$1,410 4,936 6,346 368 $5,978
Weighted average shares of common stock outstanding: Basic Diluted	10,353,568 10,443,931	12,280,635 12,352,381	10,756,027 10,827,182	12,258,508 12,366,315
Earnings per share of common stock - basic: Continuing operations Discontinued operations Basic earnings per share	$.58 .02 $.60	$.06 .43 $.49	$1.65 .02 $1.67	$.09 .40 $.49
Earnings per share of common stock - diluted: Continuing operations Discontinued operations Diluted earnings per share Dividends declared per share of common stock	$.57 .02 $.59 $.00	$.05 .43 $.48 $.23	$1.64 .02 $1.66 $.69	$.08 .40 $.48 $1.15
Catamount Resources Corporation Earnings per basic and diluted share of common stock	$.01	$.01	$.07	$.01
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com